Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Acadia Healthcare Company, Inc. of our report dated 3 June 2014 relating to the financial statements of Partnerships in Care Investments 1 Limited, which appears in Acadia Healthcare Company, Inc. Current Report on Form 8-K dated 9 June 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

9 June 2014